EXHIBIT I-1

SECURITIES AND EXCHANGE COMMISSION
(Release No.       )


June __, 1999

     The National Grid Group plc ("National Grid"), and its subsidiary companies: National Grid (US) Holdings Limited, National Grid (US)Investments, National Grid (Ireland) 1 Limited, National Grid (Ireland) 2 Limited, National Grid General Partnership, and NGG Holdings, Inc., and New England Electric
System ("NEES"), and its subsidiary companies: New England Power Company, Massachusetts Electric Company, The Narragansett Electric Company, Granite State Electric Company, Nantucket Electric Company, New England Electric Transmission Corporation, New England Hydro-Transmission Corporation, New England Hydro-Transmission Electric Company, Inc., Vermont Yankee Nuclear Power Corporation, New England Hydro Finance Company, Inc., NEES Global, Inc., NEES Energy, Inc., AllEnergy Marketing Company, L.L.C., Granite State Energy, Inc., New England Water Heating Company, and New England Power Service Company have filed an appplication-declaration under the Public Utility Holding Company Act of 1935, as amended.

     In a related application-declaration (File No. 70-9473), National Grid has proposed to acquire NEES in a merger. Applicants are now requesting the Commission to extend the existing financing authority of NEES and its direct or indirect subsidiary companies for a period of five years from the date of consummation of the merger (the "Authorization Period"). Applicants also seek authority to finance National Grid and its direct or indirect subsidiary companies through the Authorization Period, including financings by National Grid for the purposes of acquiring, or funding the operations of, exempt wholesale generators and foreign utility companies.

     The filings and amendments thereto are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by , to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the applicants-declarants at the address specified above. Proof of service (by affidavit or, in case of an attorney-at-law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the joint application-declaration, as filed or as it may be amended, may be permitted to become effective.

     For the Commission, by the Division of Investment Management, pursuant to delegated authority.


                                                      Jonathan G. Katz
                                                      Secretary